QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2003

MIDWEST GENERATION, LLC
(Exact name of registrant as specified in its charter)

DELAWARE	333-59348	33-0868558
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

One Financial Place
440 South LaSalle Street, Suite 3500
Chicago, Illinois 60605
(Address of principal executive offices, including zip code)

312-583-6000
(Registrant's telephone number, including area code)

Items 1 through 4 and 6 through 12 are not included because they are inapplicable.

        This current report includes forward-looking statements. Midwest Generation has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside Midwest Generation's control. Midwest Generation has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This current report should be read in conjunction with Midwest Generation's 2002 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for the first three quarters of 2003. Capitalized terms used in this current report which are not specifically defined have the meanings set forth in the other reports.

Item 5. Other Events

        Midwest Generation previously disclosed, in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, that Mission Energy Holdings International, Inc., a subsidiary of EME, had received a commitment for a secured loan. Mission Energy Holdings International closed this financing on December 11, 2003. Out of the net proceeds from this financing, an equity contribution of $550 million was made to Midwest Generation. Midwest Generation used these funds, together with cash on hand, to repay Tranche A of its subordinated intercompany loan agreement with Edison Mission Overseas Co., which in turn distributed these funds to Edison Mission Midwest Holdings. Edison Mission Midwest Holdings used these funds to repay its approximately $781 million indebtedness due on December 11, 2003, which Midwest Generation had guaranteed.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Midwest Generation, LLC
(Registrant)

Date:	December 11, 2003	/s/ KEVIN M. SMITH KEVIN M. SMITH Manager, Vice President and Treasurer

2

QuickLinks

FORM 8-K
SIGNATURE
Midwest Generation, LLC (Registrant)